Exhibit 99.3

Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

The following unaudited pro forma condensed combined consolidated financial statements of Care.com, Inc. (the “Company”) and Citrus Lane, Inc. (“Citrus Lane”) have been prepared to give effect to the acquisition of Citrus Lane by the Company pursuant to the merger agreement dated July 17, 2014. The unaudited pro forma condensed combined consolidated balance sheet as of June 28, 2014, and the unaudited pro forma condensed combined consolidated statements of operations for the six months ended June 28, 2014 and the year ended December 28, 2013 are presented herein to reflect the acquisition of Citrus Lane.

The unaudited pro forma condensed combined consolidated balance sheet combines the unaudited condensed consolidated balance sheet of the Company as of June 28, 2014 and the unaudited condensed balance sheet of Citrus Lane as of June 30, 2014 and gives effect to the acquisition as if it had been completed on June 28, 2014, including any adjustments to fair value required. The unaudited pro forma condensed combined consolidated statement of operations for the six months ended June 28, 2014 combines the unaudited historical results of the Company for the six months ended June 28, 2014 and the unaudited historical results of Citrus Lane for the six months ended June 30, 2014. The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 28, 2013 combines the audited historical results of the Company for the year ended December 28, 2013 and the audited historical results of Citrus Lane for the year ended December 31, 2013. The unaudited pro forma condensed combined consolidated statements of operations give effect to the acquisition as if it had occurred on January 1, 2013.

The historical consolidated financial information of the Company and Citrus Lane has been adjusted in the unaudited pro forma condensed combined consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined consolidated financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The actual financial position or results of operations reported by the combined company in periods following the acquisition may differ significantly from those reflected in these unaudited pro forma condensed combined consolidated financial statements for a number of reasons, including but not limited to the impact and benefits of the acquisition, cost savings from operating efficiencies, synergies and the incremental costs incurred in successfully integrating and operating the Citrus Lane business. There were no transactions between the Company and Citrus Lane during the periods presented in the unaudited pro forma condensed combined consolidated financial statements that would need to be eliminated. The unaudited pro forma condensed combined consolidated financial statements presented are based upon available information and assumptions that the Company believes are reasonable. The unaudited pro forma condensed combined consolidated financial statements are based upon the respective historical and pro forma financial information of the Company and Citrus Lane, and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements;

•	the separate historical audited consolidated financial statements of the Company as of and for the year ended December 28, 2013 included in the Company’s Annual Report on Form 10-K;

•
the separate historical unaudited condensed consolidated financial statements of the Company as of and for the six months ended June 28, 2014 included in the Company’s Quarterly Report on Form 10-Q for the six months ended June 28, 2014;

•	the separate historical audited financial statements of Citrus Lane as of and for the year ended December 31, 2013, included in Exhibit 99.1 of this Current Report on Form 8-K/A; and

•	the separate historical unaudited condensed financial statements of Citrus Lane as of and for the six months ended June 30, 2014, included in Exhibit 99.2 of this Current Report on Form 8-K/A.
These unaudited pro forma condensed combined consolidated financial statements are presented for informational purposes only and do not purport to represent what the financial position or results of operations would actually have been if the acquisition occurred as of the dates indicated or what such financial position or results will be for any future periods.

The unaudited pro forma condensed combined consolidated financial statements were prepared using the purchase method of accounting, whereby the Company is treated as the acquiring entity. Accordingly, consideration paid by the Company to complete the acquisition of Citrus Lane was allocated to Citrus Lane’s assets and liabilities based upon their estimated fair values as of the date of completion of the acquisition. The pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available along with the completion of the independent purchase price allocation and as additional analyses are performed and have been made solely for the purpose of providing the unaudited pro forma condensed combined consolidated financial information presented below.

The Company expects to incur additional costs associated with integrating the businesses of the Company and Citrus Lane. The unaudited pro forma condensed combined consolidated financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. Based on the Company’s preliminary review of Citrus Lane’s summary of significant accounting policies disclosed in Citrus Lane's financial statements, the nature and amount of any adjustments to the historical financial statements of Citrus Lane to conform Citrus Lane’s accounting policies to those of the Company’s are not expected to be significant. Further review of Citrus Lane’s accounting policies and financial statements may result in required revisions to Citrus Lane’s policies and classifications to conform to the Company’s.

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
As of June 28, 2014

	Historical Care.com	Historical Citrus Lane	Pro Forma Adjustments	Pro Forma Combined
Assets:
Current assets:
Cash and cash equivalents	$113,398	$2,629	$(25,135)	(a)(g)	$90,892
Restricted cash	538	—	—		538
Accounts receivable	2,218	54	—		2,272
Unbilled accounts receivable	3,098	—	—		3,098
Inventory	—	1,636	293	(b)	1,929
Prepaid expenses and other current assets	2,993	517	—		3,510
Total current assets	122,245	4,836	(24,842)		102,239
Property and equipment, net	1,606	40	—		1,646
Intangible assets, net	9,279	—	2,700	(c)	11,979
Goodwill	62,957	—	43,751	(d)	106,708
Other non-current assets	145	29	—		174
Total assets	$196,232	$4,905	$21,609		$222,746

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$3,427	$1,903	$—		$5,330
Accrued expenses and other current liabilities	13,301	877	993	(e)	15,171
Current contingent acquisition consideration	2,690	—	8,000	(f)	10,690
Note payable	—	924	(924)	(g)	—
Deferred revenue	10,913	1,615	(155)	(h)	12,373
Total current liabilities	30,331	5,319	7,914		43,564
Deferred tax liability	1,795	—	1,075	(i)	2,870
Other non current liabilities	374	88	(88)	(j)	374
Contingent acquisition consideration, net of current portion	—	—	7,500	(f)	7,500
Note payable, net of current portion	—	1,323	(1,323)	(g)	—
Total liabilities	32,500	6,730	15,078		54,308

Commitment and contingencies

Stockholders Equity (Deficit)
Series seed convertible preferred stock	—	1,491	(1,491)	(j)	—
Series A convertible preferred stock	—	5,035	(5,035)	(j)	—
Series A-1 convertible preferred stock	—	3,132	(3,132)	(j)	—
Common stock	31	1	(1)	(j)(k)	31
Additional paid-in capital	267,147	384	5,315	(j)(k)(l)	272,846
Accumulated deficit	(104,986)	(11,868)	10,875	(j)(e)	(105,979)
Accumulated other comprehensive income	1,540	—	—		1,540
Total stockholder's equity (deficit)	163,732	(1,825)	6,531		168,438
Total liabilities and stockholders' equity (deficit)	$196,232	$4,905	$21,609		$222,746

See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
For the Six Months Ended June 28, 2014

	Historical Care.com	Historical Citrus Lane	Pro Forma Adjustments	Pro Forma Combined

Revenue	$51,107	$5,015	$—		$56,122
Cost of revenue	11,484	5,017	20	(p)	16,521
Operating expenses:					—
Selling and marketing	38,471	1,855	305	(p)	40,631
Research and development	8,142	457	188	(p)	8,787
General and administrative	12,820	825	(684)	(p)(q)	12,961
Depreciation and amortization	2,136	15	419	(o)	2,570
Total operating expenses	61,569	3,152	228		64,949

Operating loss	(21,946)	(3,154)	(248)		(25,348)

Other income (expense)
Interest expense	—	(64)	64	(g)	—
Other income (expense), net	(2,679)	(47)	47	(j)	(2,679)
Loss before income taxes	(24,625)	(3,265)	(137)		(28,027)
Provision for (benefit from) income taxes	794	—	—		794
Net loss	(25,419)	(3,265)	(137)		(28,821)
Accretion of preferred stock	(4)	—	—		(4)
Net loss attributable to common stockholders	$(25,423)	$(3,265)	$(137)		$(28,825)

Net loss per share attributable to common
stockholders - basic and diluted	$(0.96)				$(1.08)

Weighted average number of common
shares outstanding - basic and diluted	26,439				26,811

See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 28, 2013

	Historical Care.com	Historical Citrus Lane	Pro Forma Adjustments		Pro Forma Combined

Revenue	$81,487	$5,846	$(155)	(m)	$87,178
Cost of revenue	18,844	5,262	343	(n)(p)	24,449
Operating expenses:					—
Selling and marketing	55,250	2,507	781	(p)	58,538
Research and development	11,816	1,372	482	(p)	13,670
General and administrative	18,841	1,073	267	(p)	20,181
Depreciation and amortization	4,387	30	838	(o)	5,255
Total operating expenses	90,294	4,982	2,368		97,644

Operating loss	(27,651)	(4,398)	(2,866)		(34,915)

Other income (expense)
Interest expense	—	(58)	58	(g)	—
Other income (expense), net	(291)	(10)	13	(j)	(288)
Loss before income taxes	(27,942)	(4,466)	(2,795)		(35,203)
Provision for (benefit from) income taxes	354	—	—		354
Net loss	(28,296)	(4,466)	(2,795)		(35,557)
Accretion of preferred stock	(57)	—	—		(57)
Net loss attributable to common stockholders	$(28,353)	$(4,466)	$(2,795)		$(35,614)

Net loss per share attributable to common
stockholders - basic and diluted	$(9.45)				$(10.56)

Weighted average number of common
shares outstanding - basic and diluted	3,000				3,372

See accompanying notes to the unaudited pro forma condensed combined financial statements

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
For the Year Ended December 31, 2013

Note 1. Basis of Presentation

On July 17, 2014, Citrus Lane was acquired by Care.com. The purchase price consisted of $22.9 million in cash and 0.4 million shares of Care.com common stock. In addition, up to $16.4 million in cash and up to an additional 0.1 million additional shares of Care.com common stock will be payable if certain milestones are achieved in 2015 and 2016. As part of the transaction, the Company also exchanged both vested and unvested options to purchase Citrus Lane common stock for options to purchase Care.com common stock at an exchange ratio implied by the value of the consideration received by the shareholders of the Company. The terms of these exchanged unvested options which were assumed by the Company were not modified. Of this value, $5.0 million was placed in an escrow account as a holdback for potential unrecorded liabilities to satisfy indemnification provisions contained in the purchase agreement.

The accompanying unaudited pro forma condensed combined financial statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of the Company and Citrus Lane, after giving effect to the acquisition of Citrus Lane and adjustments described in these footnotes, and are intended to reflect the impact of the acquisition on the Company.

The unaudited pro forma condensed combined balance sheet combines the unaudited condensed consolidated balance sheet of the Company as of June 28, 2014 and the unaudited condensed balance sheet of Citrus Lane as of June 30, 2014 and gives effect to the acquisition as if it had been completed on that date. The unaudited pro forma condensed combined statements of operations for the six months ended June 28, 2014 combines the unaudited historical results of the Company for the six months ended June 28, 2014 and the unaudited historical results of Citrus Lane for the six months ended June 30, 2014, and the unaudited pro forma condensed combined statements of operations for the year ended December 28, 2013 combines the audited historical results of the Company for the year ended December 28, 2013 and the audited historical results of Citrus Lane for the year ended December 31, 2013. The unaudited pro forma condensed combined statements of operations give effect to the acquisition as if it had occurred on January 1, 2013.

The acquisition was accounted for using the purchase method of accounting in accordance with Accounting Standard Codification 805 -Business Combinations, and the Company’s cost to acquire Citrus Lane has been allocated to the assets acquired and liabilities assumed based upon respective preliminary estimate of fair values as of the date of the merger using assumptions that the Company’s management believes are reasonable given the information currently available. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the purchase price over the estimated amounts of net assets of $43.8 million as of the effective date of the acquisition was allocated to goodwill in accordance with the accounting guidance. The amounts allocated to the acquired assets and assumed liabilities in the unaudited pro forma condensed combined financial statements are based on management’s preliminary internal valuation estimates. Definitive allocations are being performed and finalized based on certain valuations and other studies performed by the Company with the services of outside valuation specialists. Accordingly, the purchase price allocation adjustments and related amortization reflected in the foregoing unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value after obtaining all available information to complete the valuation of acquired assets and liabilities.

Based on Care.com’s preliminary review of Citrus Lane’s summary of significant accounting policies disclosed in Citrus Lane’s financial statements, the nature and amount of any adjustments to the historical financial statements of Citrus Lane to conform their accounting policies to those of Care.com are not expected to be significant. Upon completion of the Citrus Lane Acquisition, further review of Citrus Lane’s accounting policies and financial statements may result in required revisions to Citrus Lane’s policies and classifications to conform to Care.com’s.

Note 2. Purchase Price Allocation

The net purchase price of Citrus Lane was approximately $44.0 million and was funded by cash on hand, stock of the Company, contingent consideration and the exchange of vested and unvested stock options of Citrus Lane for stock options of the Company. The total purchase price has been allocated to Citrus Lane’s tangible assets, identifiable intangible assets and assumed liabilities based on their estimated fair values as of June 28, 2014. The excess of the purchase price over the tangible assets, identifiable intangible assets and assumed liabilities will be recorded as goodwill. The Company’s estimates and assumptions in determining the estimated fair values of certain assets and liabilities are preliminary and are subject to change. The total estimated purchase price was allocated as follows:

Total purchase consideration
Cash	$22,888
Fair value of Care.com common stock	4,338
Fair value of contingent acquisition consideration	15,500
Fair value of awards assumed by Care.com	1,273
Total purchase price	43,999

Allocation of the purchase consideration
Tangible assets	$2,863
Liabilities assumed	(4,240)
Identifiable intangible assets	2,700
Deferred tax liabilities	(1,075)
Goodwill	43,751
Total purchase price allocation	$43,999

The preliminary fair value of the intangible assets has been estimated using the income approach in which the after-tax cash flows are discounted to present value. The cash flows are based on estimates used to price the transaction, and the discount rates applied were benchmarked with reference to the implied rate of return from the transaction model as well as the weighted average cost of capital. Based on the preliminary valuation, the acquired intangible assets are comprised of existing technology of approximately $2.4 million, representing the e-commerce platform of Citrus Lane and trade-names of approximately $0.3 million.

These preliminary estimates of fair value and estimated useful lives may vary materially from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. As the Company completes its fair value analysis, additional information may be obtained by the Company regarding the specifics of Citrus Lane’s intangible assets, and additional insight may be gained that could impact: (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between definite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known as the Company completes its final acquisition accounting.

After allocation of the preliminary purchase price to the estimated fair values of acquired assets and liabilities as of June 28, 2014, goodwill is approximately $43.8 million. The factors contributing to the recognition of the amount of goodwill are based on several strategic and synergistic benefits that are expected to be realized from the Citrus Lane acquisition. These benefits include the expectation that the combined company’s complementary products will significantly broaden the Company’s customer base as well as the product and service offerings.

Deferred tax liabilities include tax effects of fair value adjustments related to identifiable intangible assets. Tangible assets acquired and assumed liabilities were valued at their respective carrying amounts recorded by Citrus Lane, as the Company believes that their carrying value amounts approximate their fair values at the acquisition date.

Acquisition-related transaction costs (e.g., advisory, legal, valuation, and other professional fees) and certain acquisition restructuring and related charges are not included as a component of consideration transferred but are required to be expensed as incurred. The unaudited pro forma condensed combined balance sheet reflects approximately $993,000 of estimated acquisition-related transaction costs of both companies as an increase to accrued expenses with a corresponding decrease in retained earnings. The pro forma condensed combined statements of operations do not reflect estimated transaction expenses incurred by the Company of approximately $483,000 and transaction expenses incurred by Citrus Lane of approximately $305,000 because they will not have a continuing impact on the combined results.

Note 3. Pro Forma Adjustments

The following pro forma adjustments are based on preliminary estimates, which may change as additional information is obtained. Note that the following pro forma adjustments exclude the decrease in interest income that would have resulted based on the estimated decrease in the Company’s cash available for investment as a result of cash utilized for the Citrus Lane acquisition, as the related interest that would have been earned would be immaterial.

a)	To record the cash consideration paid for the acquisition by Care.com of $22.9 million.

b)	To record the fair value of acquired inventory.

c)	To establish the fair value of identifiable intangible assets resulting from the acquisition:

	Fair Value	Estimated Useful Life (Years)
Technology	$2,400	3
Trademarks	300	8
Total identifiable intangible assets	$2,700

d)	To record the fair value of goodwill.

e)	To record direct and incremental transaction costs of approximately $993,000 incurred after the interim June 28, 2014 balance sheets presented herein.

f)	To record the fair value of contingent acquisition consideration (valued at approximately $15,500,000 in total).

g)	To record the settlement of the Citrus Lane notes payable paid by Citrus Lane in conjunction with the acquisition.

h)	To record the fair value of acquired deferred revenue.

i)	To record a deferred tax liability related to the fair value adjustments for identifiable intangible assets due to timing differences based upon applying a statutory tax rate of 40%.

j)	To eliminate the historical convertible preferred stock, preferred stock warrants and stockholders’ deficit accounts of Citrus Lane.

k)	To record the fair value of Care.com stock consideration paid to Citrus Lane shareholders (valued at approximately $4,338,000).

l)	To record the fair value of Citrus Lane stock options assumed by Care.com that related to pre combination service (valued at approximately $1,273,000).

m)	To record reduction in revenue related to fair value adjustment of acquired deferred revenue.

n)	To record increase in cost of revenue related to fair value adjustment of acquired inventory.

o)	To record amortization expense related to the intangible assets acquired (in thousands):

	Six Months Ended June 28, 2014	Year Ended December 28, 2013
Technology	$400	$800
Trademark	19	38
Total	$419	$838

p)
To record stock compensation expense for the assumed unvested stock based awards (valued at approximately $2,197,000) that is to be recorded prospectively over the remaining weighted average service period of the awards of approximately 1.39 years (in thousands):

	Six Months Ended June 28, 2014	Year Ended December 28, 2013
Cost of revenue	$20	$50
Selling and marketing	305	781
Research and development	188	482
General and administrative	104	267
Amortization of intangible assets expense	$617	$1,580

q)	To eliminate direct and incremental transaction costs of $788,000 in the six months ended June 28, 2014 in connection with the acquisition of Citrus Lane.